UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2015

XILINX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-18548	77-0188631
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Logic Drive San Jose, California	95124
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 559-7778

(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 11, 2015 Xilinx, Inc. (the “Company”) entered into a retirement agreement with Frank Tornaghi (the “Retirement Agreement”). Under the terms of the Retirement Agreement, Mr. Tornaghi’s employment will terminate on March 27, 2015 (the “Separation Date”).

The Retirement Agreement provides that if Mr. Tornaghi executes, and does not revoke during the applicable revocation period, a general release in favor of the Company and certain related parties, he will receive (i) within 30 days of the expiration of the release revocation period, a payment in the amount of $292,500 (less applicable taxes), which is equal to nine months of his base salary in effect as of the Retirement Date; (ii) payment of premiums required to continue Mr. Tornaghi’s health care coverage for nine months, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, provided that Mr. Tornaghi timely elects and remains eligible for such coverage and that he does not become eligible for health coverage from a subsequent employer or other entity during the nine-month period; and (iii) acceleration of 17,503 restricted stock units under the Company’s 2007 Equity Incentive Plan, all of which shall be treated as fully vested as of the Separation Date.

A copy of the Retirement Agreement is attached hereto as Exhibit 10.1 and the description of the contents of the Retirement Agreement contained in this Form 8-K is qualified in its entirety by reference to the full text of the Retirement Agreement.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10.1	Retirement Agreement between Xilinx, Inc. and Frank Tornaghi dated March 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 17, 2015

XILINX, INC.
By:	/s/ Jon A. Olson
Jon A. Olson
Executive Vice President and Chief Financial Office

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retirement Agreement between Xilinx, Inc. and Frank Tornaghi dated March 11, 2015